China Fire & Security Group Inc. Wins New Contracts with Jiuquan Iron & Steel Group Totaling $4.3 Million

BEIJING, March 17, 2008 -- China Fire & Security Group, Inc. (NASDAQ: CFSG) (“China Fire” or “the Company”), a leading industrial fire protection products and solutions provider in China, announced today that Jiuquan Iron and Steel Corporation (“Jiuquan Iron and Steel”) has notified the Company that it has won contracts valued at approximately $4.3 million for three independent projects that will be implemented in the next 12 months.

Jiuquan Iron and Steel, located in Jiayuguan, Gansu Province, is the 17th largest steel company in China with annual capacity of seven million tons of iron and steel products.

China Fire will serve as a contractor on the first project, valued at $3.0 million, consisting of an automatic fire protection system to be installed in Jiuquan Steel’s carbon steel cold rolling factory with annual capacity of 1.5 million tons. The contract calls for China Fire to provide an automated fire protection system that includes the Company’s water mist fire-extinguishing system, indoor fire hydrants, and automatic fire-alarm monitoring and control system. These systems will ensure that the entire production facility is fully compliant to the new fire codes and safe from fire hazards.

China Fire will also serve as the contractor on the second project, valued at $0.7 million. This is a supplementary project extending an existing contract that originated in 2006. The Company will provide the fire protection system for a stainless steel cold rolling plant.

The third project is designed for an iron and steel facility with production capacity of 100 thousand tons of iron alloys. Gansu Saifute Fire Protection Company will serve as a contractor and China Fire will provide $0.6 million of its patented linear heat detector and water mist fire-extinguishing equipment for the project.

“These multi-project contracts confirm the confidence China’s large iron and steel manufacturers have in the safety and reliability of our fire protection systems,” commented Mr. Brian Lin, CEO of China Fire. “These three projects also demonstrate the huge, continuing potential of China’s industrial fire protection industry. As all the steel plants in China implement the national fire code standards issued last year, which is applicable to all new build-outs of plants, expansion and renovation of existing facilities in all iron and steel companies, we expect many business opportunities for us. China Fire has the resources to take advantage of these opportunities and create record revenues in 2008,” concluded Mr. Brian Lin.

About China Fire & Security Group, Inc.

China Fire & Security Group, Inc. (NASDAQ: CFSG), through its wholly owned subsidiaries, Sureland Industrial Fire Safety Limited ("Sureland") and Tianjin Tianxiao Fire Safety Equipment ("Tianxiao"), is a leading total solution provider of industrial fire protection systems in China. Leveraging on its proprietary technologies, China Fire is engaged primarily in the design, manufacture, sale and maintenance services of a broad product portfolio including the detection, controller, and fire extinguishers. Via its nationwide direct sales force, China Fire has built a solid client base including major companies in the iron and steel, power and petrochemical industries throughout China. China Fire has a seasoned management team with strong focus on standards and technologies. Currently, China Fire has 43 issued patents covering fire detection, system control and fire extinguishing technologies. Founded in 1995, China Fire is headquartered in Beijing with about 500 employees in more than 30 sales and project offices throughout China.

Cautionary Statement Regarding Forward Looking Information

This presentation may contain forward-looking information about China Fire & Security Group, Inc. and its wholly owned subsidiary Sureland which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward- looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as ''believe,'' ''expect,'' ''may,'' ''will,'' ''should,'' ''project,'' ''plan,'' ''seek,'' ''intend,'' or ''anticipate'' or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Fire & Security Groups' future performance, operations and products. This and other ''Risk Factors'' contained in China Fire & Security Groups' public filings with the SEC.

For more information, please contact:

China Fire & Security Group, Inc.
Robert Yuan, Chief Accounting Officer
Tel: +86-10-84417848
Email: ir@chinafiresecurity.com
www.chinafiresecurity.com